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                                                                    EXHIBIT 21.1


                     LIST OF SUBSIDIARIES OF THE REGISTRANT


            The following table sets forth the only subsidiary of the Registrant and the jurisdiction of its organization as of December 31, 2000. The following subsidiary conducts its business only under the name identified below and is included in the Registrant's consolidated financial statements.


            Name                      Jurisdiction of Organization
            ----                      ----------------------------

            PlanetCAD Limited         United Kingdom